Exhibit 4.7

To:        Star Bulk Carriers Corp.
Trust Company Complex
Ajeltake Road
Ajeltake Island
Majuro
The Marshall Islands MH 96960

From:	Piraeus Bank A.E. 47-49 Alai Miaouli 185 36 Piraeus Greece

Dear Sirs

17 April 2008

Loan Agreement dated 14 April 2008 (the “Loan Agreement”) made between (i) Star Bulk Carriers Corp. as borrower, (ii) the banks and financial institutions listed therein as lenders (the “Lenders”), (iii) Piraeus Bank A.E. as agent (the “Agent”) and as security trustee (the “Security Trustee”), in respect of a loan facility of up to US$170,000,000.

We refer to the Loan Agreement. Words and expressions defined in the Loan Agreement shall have the same meanings when used in this Letter.

Following a request by the Borrower, we, Piraeus Bank A.E. (in our capacity as a Lender) have agreed to advance part of Tranche B, namely $28,500,000, prior to completing the transfer of the Excess Commitment pursuant to Clause 2.4 of the Loan Agreement subject to the Borrower agreeing to prepay an amount of $8,500,000 if the Excess Commitment has not been transferred within a period of 60 days commencing on the Drawdown Date of Tranche A.

We hereby confirm our approval and our consent to these arrangements is subject to the registration of an addendum or supplement to each Mortgage required under the laws of the Republic of the Marshall Islands.

In consideration of the above, the Creditor Parties and the Borrower hereby confirm and agree that the Loan Agreement shall be amended with effect from 17 April 2008 as follows:

(a)	by deleting the definitions of “Availability Period”, “Tranche”, “Tranche B” and “Tranche C” in Clause 1.1 thereof in their entirety and substituting the same with:
“"Availability Period” means, the period commencing on the date of this Agreement and ending on:

(a)	in the case of Tranche A, Tranche B and Tranche C, 30 May 2008;

(b)	in the case of Tranche D, 30 August 2008;

(a)	(or, in each case, such later date as the Agent may, with the authorisation of all the Lenders, agree with the Borrower); or

(c)	if earlier, the date on which the Total Commitments are fully borrowed, cancelled or terminated;”;

““Tranche” means each of Tranche A, Tranche B, Tranche C and Tranche D and, in the plural, means all of them;” ;

““Tranche B” means an amount of up to $28,500,000 to be made available in accordance with the applicable provisions of this Agreement and which is to be applied in providing the Borrower with liquidity for financing part of the acquisition cost of “OMICRON”; “; and

“Tranche C” means an amount of up to $26,500,000 to be made available in accordance with the applicable provisions of this Agreement and which is to be applied in refinancing the Borrower’s equity remitted by the Borrower to Dampskibsselskabet Norden A/S in respect of the acquisition of “OMICRON”;”;

(b)	by adding the following new definition of “Tranche D” in Clause 1.1 thereof:

““Tranche D” means an amount of up to $50,000,000 to be made available in accordance with the applicable provisions of this Agreement and which is to be applied in providing the Borrower with liquidity for its general corporate purposes;”;

(c)	by deleting Clauses 2.1 and 2.4 thereof in its entirety and substituting them with the following:

“2.1 Amount of facility. Subject to the other provisions of this Agreement, the Lenders shall make available to the Borrower a term loan facility not exceeding $170,000,000 in four Tranches, Tranche A, Tranche B, Tranche C and Tranche D.

2.4 Limit of initial Total Commitments.

(a)
The Borrower hereby acknowledges that until Piraeus Bank A.E. transfers $85,000,000 of its Commitments (“Excess Commitment”) to one or more Transferee Lenders it may only draw down Tranche A and Tranche 13 in the maximum principal amount of $93,500,000 in aggregate. If the Excess Commitment has not been been transferred within the period commencing on the Drawdown Date of Tranche A and ending 60 days thereafter (the “Relevant Period”) the Borrower shall prepay on the last day of the Relevant Period an amount of $8,500,000 in accordance with Clause 8.8 (b). Until such time as Piraeus Bank A.E. transfers the Excess Commitment the reference to Total Commitments in this Agreement shall be construed to mean (i) for the Relevant Period, $93,500,000 and (ii) at all times thereafter, $85,000,000.

(b)
As from the date of this Agreement the Borrower shall assist the Agent to find banks or financial institutions to whom Piraeus Bank A.E. will transfer the Excess Commitment in order to permit the Borrower to draw down Tranche C and Tranche D and to increase the maximum amount of the Loan to be made available hereunder to $170,000,000.

(c)	The transfer of the Excess Commitment will (inter alia) operate to reduce Piraeus Bank A.E.’s Contribution in Tranche A and Tranche B to 50 per cent. of the aggregate amount of such Tranches.”;

(d)	by deleting Clauses 4.2(b)(ii) and (iii) and Clauses 4.2(c) and 4.2(d) in their entirety thereof in its entirety and substituting them with the following:

"(i)
in the case of Tranche B, an amount of $28,500,000 which shall be made available in a single advance to the Borrower for the purpose of providing the Borrower with liquidity for financing part of the acquisition cost of “OMICRON”;

(ii)
in the case of Tranche C, an amount of $26,500,000 which shall be made available in a single advance to the Borrower for the purpose of refinancing the Borrower’s equity remitted by the Borrower to Dampskibsselskabet Norden A/S in respect of the acquisition of “OMICRON”; and

(iii)	in the case of Tranche D, an amount of $50,000,000 which shall be made available to the Borrower for the purpose of providing the Borrower with liquidity for its general corporate purposes;”

(c)	Tranche B shall be made available to the Borrower after the Drawdown Date for Tranche A;

(d)	Tranche C shall be made available to the Borrower:

(i)	after the Drawdown Date of Tranche B; and

(ii)	if Piraeus Bank A.E. has transferred to one or more Transferee Lenders the Excess Commitment;

(e)	Tranche D shall be made available to the Borrower after the Drawdown Date of Tranche C; and”

and redesignating the existing paragraph (e) of Clause 4.2 as paragraph (1);

(e)	by deleting Clause 8.8 thereof in its entirety and substituting it with the following new Clause 8.8:

         “8.8 Mandatory prepayment. If:

(a)	a Ship is sold or becomes a Total Loss the Borrower shall be obliged to prepay the Relevant Amount of the Loan:

(i)	if that Ship is sold, on or before the date on which the sale is completed by delivery of such Ship to the buyer; or

(ii)
if that Ship becomes a Total Loss, on the earlier of the date falling 180 days after the relevant Total Loss Date and the date of receipt by the Lender of the proceeds of insurance relating to such Total Loss, and in this Clause 8.8(a):

(A)
“Relevant Amount” means the higher of (aa) the Relevant Percentage of the Loan and (bb) an amount which after giving credit for the amount of the prepayment made pursuant to this Clause 8.8, results in the Security Cover Percentage being equal to the applicable Security Cover Percentage referred to in Clause 15.1; and

(B)	“Relevant Percentage” means:

(aa)
in the case of a Collateral Ship, the Market Value of the Collateral Ship which has been sold or become a Total Loss (on the date on which the sale of such Ship is completed by delivery to its buyer or, as the case may be, on the Total Loss Date in respect of the Ship) expressed as a percentage of the aggregate Market Value (on the same date) of all the Ships then subject to a Mortgage; and

(bb)	in the case of “SINFONIA”:

(1)
if that Ship is sold or becomes a Total Loss in the period commencing on the Drawdown Date of Tranche A and ending on its fourth anniversary, a percentage which may be mutually agreed between the Borrower and the Agent (acting on the instructions of all the Lenders), or failing such agreement 50 per cent. Provided that if an Event of Default or Potential Event of Default has occurred and is continuing at the relevant time the Relevant Percentage shall be a percentage of up to 100 per cent. specified by the Agent in a notice to the Borrower; and

(2)
if that Ship is sold or becomes a Total Loss at any time thereafter the Market Value of “SINFONIA” on the date on which such sale is completed or (as the case may be) the Total Loss Date in respect thereof expressed as a percentage of the aggregate Market Value (on the same date) of all the Ships then subject to a Mortgage; and

(b)
the Excess Commitment has not been transferred by Piraeus Bank A.E. to a Transferee Lender by the date falling 60 days after the Drawdown Date of Tranche A, the Borrower shall on that day prepay $8,500,000;”;

(f)	by adding the words “and Tranche B” after the words “Tranche A” in the first line of Clause 9.1(b);

(g)	by deleting Clause 9.1(c) thereof in its entirety and substituting it with the following new Clause 9.1(c):

“(c)    that, on or before the Drawdown Date relative to Tranche C, the Agent has transferred the Excess Commitment in accordance with Clauses 2.4 and 26.3 and receives all accrued commitment fee referred to in Clause 20.1;”;

(h)	by deleting the words “Tranche C” in the first line of Clause 9.1(d) and replacing them with the words “Tranche D”; and

(i)
by construing all references in the Loan Agreement to “this Agreement”, “hereunder” and the like and in the Finance Documents to the “Loan Agreement” as references to the Loan Agreement as amended and/or supplemented by this letter.

2	Representations and Warranties The Borrower hereby represents and warrants to the
Agent that:

(a)
the representations and warranties contained in the Loan Agreement are true and correct on the date of this letter as if all references therein to “this Agreement” were references to the Loan Agreement as supplemented by this letter; and

(b)	this letter comprises the legal, valid and binding obligations of the Borrower enforceable in accordance with its terms.

3
Loan Agreement and Finance Documents The Borrower hereby agrees with the Agent that the provisions of the Loan Agreement and the Finance Documents shall be and are hereby re-affirmed and remain in full force and effect and the Lender reserves the right at any time to demand repayment in full of all sums made available to the Borrower under the loan.

4	Notices. Clause 28 (notices) of the Loan Agreement shall extend and apply to this letter as if the same were (mutatis mutandis) herein expressly set forth.

5
Governing law This letter shall be governed by and construed in accordance with English law and Clause 30 (law and jurisdiction) of the Loan Agreement shall extend and apply to this letter as if the same were (mutatis mutandis) herein expressly set forth.

Please confirm your acceptance to the foregoing terms and conditions by signing the acceptance at the foot of this letter.

Yours faithfully

__________________________________

for and on behalf of
PIRAEUS BANK A.E.

Accepted and agreed

__________________________________

for and on behalf of
STAR BULK CARRIERS CORP.

Dated 17 April 2008

We hereby confirm and acknowledge that we have read and understood the terms and conditions of the above letter and agree in all respects to the same and confirm that the Finance Documents (as that term is defined in the Loan Agreement) to which we are a party shall remain in full force and effect and shall continue to stand as security for the obligations of the Borrower under the Loan Agreement.

______________________________

for and on behalf of
STAR ALPHA LLC

Date:17 April 2008

__________________________________

for and on behalf of
STAR BETA LLC

Date:17 April 2008

__________________________________

for and on behalf of
LAMDA LLC

Date:17 April 2008

SK 25767 0001 892836